                                                                      EXHIBIT 12

                                  AMETEK, INC.
      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


EARNINGS:                                                  2002         2001         2000         1999         1998
                                                        ---------    ---------    ---------    ---------    ---------
        Income from continuing operations               $  83,698    $  66,111    $  68,532    $  60,768    $  41,739
        Income tax expense                                 39,200       18,251       37,606       33,693       21,819
        Interest expense - gross                           25,498       28,505       29,460       25,396       37,921
        Capitalized interest                                 (317)        (592)        (257)        (620)        (462)
        Amortization of debt financing costs(1)                --           --           --           --           --
        Interest portion of rental expense (est.)           2,839        2,982        2,713        2,307        2,249
                                                        ---------    ---------    ---------    ---------    ---------
           Adjusted earnings                            $ 150,918    $ 115,257    $ 138,054    $ 121,544    $ 103,266
                                                        =========    =========    =========    =========    =========
FIXED CHARGES:
        Interest expense, net of capitalized interest   $  25,181    $  27,913    $  29,203    $  24,776    $  37,459
        Capitalized interest                                  317          592          257          620          462
        Interest portion of rental expense                  2,839        2,982        2,713        2,307        2,249
                                                        ---------    ---------    ---------    ---------    ---------
           Fixed charges                                $  28,337    $  31,487    $  32,173    $  27,703    $  40,170
                                                        =========    =========    =========    =========    =========
        RATIO OF ADJUSTED EARNINGS TO
                                                        ---------    ---------    ---------    ---------    ---------
            FIXED CHARGES                                    5.3x         3.7x         4.3x         4.4x    2.6x
                                                        =========    =========    =========    =========    =========

(1) - Included in interest expense.